Exhibit 99.1

NEXT Renewable Fuels, Inc. to Become Publicly Traded Via

Combination with Industrial Tech Acquisitions II, Inc. Resulting

Company to be Named NXTCLEAN Fuels, Inc.

~ Combination creates a large-scale, renewable diesel and sustainable aviation fuel, pure-play public company and feedstock aggregator

~ Multi-prong strategy anchored on a 50,000 barrel per day renewable diesel and sustainable aviation fuel refinery in Oregon

~ First greenfield renewable diesel refinery on the West Coast in more than 40 years will be one of the largest producers of renewable diesel and sustainable aviation fuel in North America

~ Transaction is expected to close during 2023 ~

HOUSTON, Nov. 21, 2022 (GLOBE NEWSWIRE) -- NEXT Renewable Fuels, Inc. (“NXT” or the “Company”), a next generation fuels company dedicated to sustainably producing clean, low-carbon fuels from organic feedstock, and Industrial Tech Acquisitions II, Inc. (“ITAQ”) (Nasdaq: ITAQ), a special purpose acquisition company, today announced the signing of a business combination agreement expected to result in a newly combined company to be known as NXTCLEAN Fuels, Inc. The boards of directors of NXT and ITAQ have each approved the transaction.

“West Coast states are demanding a clean fuels conversion of the transportation and aviation industries with aggressive targets necessitating rapid increases in clean fuel supplies,” commented Christopher Efird, Chief Executive Officer and Executive Chairman of NXT. “NXT is advancing toward becoming one of the largest US-based suppliers of clean fuels for these markets and is investigating and pursuing potential vertical expansion into other clean fuels.”

ITAQ raised gross proceeds of approximately $172.5 million in its initial public offering, its stock is traded on the Nasdaq Global Market. ITAQ’s objective is to identify and consummate an initial business combination with a target that can benefit from the investment, operating, and innovating experience of ITAQ’s management team and sponsor.

Scott Crist, Chief Executive Officer and Chairman of ITAQ, stated, “Renewable diesel and sustainable aviation fuel are the most desired liquid fuels in the world, and there is an urgent global need for more. NXT has a multi-prong business plan and is developing a strategically positioned facility along the Columbia River in Oregon.”

NXT Investment Highlights:

●	A next generation fuels company dedicated to sustainably producing clean, low-carbon fuels

●	NXT’s strategic growth platform allows access to high-growth clean fuels market, leveraging advantages from the renewable diesel (RD) and sustainable aviation fuel (SAF) business to access multiple complementary markets, including renewable natural gas

●	Management team has spent six years in Oregon developing deep roots and strong relationships, and has secured necessary support for the first facility, having access to more than 600 acres in and around multi-modal industrial complex at Port Westward, Oregon

●	NXT has received the majority of its key permits and expects to begin construction upon completion of an Environmental Impact Statement (“EIS”) currently underway with the US Army Corp of Engineers

●	Management has strategic relationships that have led to strong feedstock and product offtake agreements, including with companies such as BP and Shell, that NXT believes it will lead the way to financial stability while paving the path to growth opportunities in other decarbonization-centric markets

●	United Airlines Ventures, a subsidiary of United Airlines Holdings, Inc. (Nasdaq: UAL), entered into a strategic investment agreement with NXT pursuant to which it invested in NXT and could continue to invest as much as $37.5 million, as long as NXT meets certain milestones

●	Clear pathway to profitability upon commencement of RD/SAF production, which is projected for 2026; the Company expects to be EBITDA positive in its first full year of production

●	NXT will be the first of its kind public investment opportunity in a large-scale, pure-play combined RD/SAF production facility serving a large, essential and well-established market.

●	Led by a seasoned management team, representing more than 100 years of combined experience in finance, refining, chemical manufacturing, renewable fuels, real estate, and industrial project development

Transaction Summary

The combined company is expected to have an implied post-money pro forma enterprise value of approximately $530 million and an equity value of approximately $666 million at closing, assuming no redemptions by ITAQ public shareholders. Assuming no redemptions by ITAQ public shareholders, the transaction is expected to deliver up to approximately $176 million of cash held in ITAQ’s trust account. The conditions to NXT’s closing include the amount remaining in the trust account after any redemptions by ITAQ’s public stockholders, plus the net proceeds of any private financing completed by ITAQ, is at least $50 million. ITAQ has retained England & Company for a private capital raise, if necessary.

In the transaction, a newly formed subsidiary of ITAQ will merge with NXT, with NXT surviving as a wholly owned subsidiary of ITAQ. Pursuant to the merger, all pre-closing stockholders and holders of convertible debt of NXT will receive common stock of ITAQ, which will continue after the closing as a publicly traded company under the name NXTCLEAN Fuels, Inc. The transaction, which has been approved by the boards of directors of both NXT and ITAQ, is expected to close late in the second quarter of 2023, subject to shareholder approvals and other customary closing conditions.

Additional Information

Advisors

England & Company is acting as financial advisor to ITAQ. ArentFox Schiff LLP is acting as legal counsel to NXT. Ellenoff Grossman & Schole LLP is acting as legal counsel to ITAQ.

About NEXT Renewable Fuels, Inc.

NXT is a next generation fuels company dedicated to sustainably producing clean, low-carbon fuels to address state and national mandates to decarbonize transportation fuels. The Company’s first project is a 50,000 barrel-per-day (“BPD”)/750 million gallon-per-year (“GPY”) RD/SAF refinery in Oregon with easy multi-modal access to the West Coast demand markets. The project is advancing through permitting and expects to begin construction upon completion of an Environmental Impact Statement (“EIS”) currently underway with the US Army Corp of Engineers. RD and SAF are highly profitable liquid transportation fuels worldwide. To learn more about NXT, please visit www.nextrenewables.com.

About Industrial Tech Acquisitions II, Inc.

ITAQ is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. ITAQ is sponsored by Texas Ventures, a leading technology and venture capital firm with expertise in capital markets and structured finance. The firm provides guidance, insight and capital to assist entrepreneurial teams and managers who have the desire and talent to build exceptional companies. The Texas Ventures’ approach is to identify emerging trends and opportunities prior to recognition by the broader marketplace, and to take a proactive approach in working with entrepreneurs and managers who have the determination to build world-class companies.

Additional Information and Where to Find It

This press release relates to the transaction but does not contain all the information that should be considered concerning the transaction and is not intended to form the basis of any investment decision or any other decision in respect of the transaction. ITAQ intends to file a registration statement on Form S-4 with the SEC relating to the transaction that will include a proxy statement of ITAQ and a prospectus of ITAQ. When available, the definitive proxy statement/prospectus and other relevant materials will be sent to all ITAQ shareholders as of a record date to be established for voting on the transaction. ITAQ will file other documents regarding the transaction with the SEC. Before making any voting decision, investors and securities holders of ITAQ are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed, or that will be filed, with the SEC in connection with the transaction as they become available because they will contain important information about ITAQ, NXT and the transaction.

Investors and securities holders will be able to obtain free copies of the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by ITAQ through the website maintained by the SEC at www.sec.gov. In addition, the documents filed by ITAQ may be obtained free of charge from ITAQ’s website at https://www.texasventures.com/industrial-tech-acquisitions-inc or by written request to ITAQ at Industrial Tech Acquisitions II, 5090 Richmond Ave, Suite 319, Houston, TX 77056.

The information contained on, or that can be accessed through, ITAQ’s website, NXT’s website or any other website is not a part of this press release.

Participants in Solicitation

ITAQ, NXT, and their respective directors and officers may be deemed participants in the solicitation of proxies from ITAQ’s shareholders in connection with the transaction. Information about ITAQ’s directors and executive officers and their ownership of ITAQ’s securities is set forth in ITAQ’s filings with the SEC, including ITAQ’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which was filed with the SEC on April 11, 2022. To the extent that such persons’ holdings of ITAQ’s securities have changed since the amounts disclosed in ITAQ’s Annual Report on Form 10-K, such changes will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the names and interests in the transaction of ITAQ’s and NXT’s respective directors and officers and other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement/prospectus regarding the transaction when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the transaction between NXT and ITAQ, including statements regarding the benefits of the transaction, the anticipated timing of the completion of the transaction, the products to be offered by NXT and the markets in which it will operate, the expected total addressable market for NXT’s proposed products, the sufficiency of the net proceeds of the proposed transaction to fund NXT’s operations and business plans and NXT’s projected future results including the extent of redemptions by ITAQ’s public stockholders. These forward-looking statements are generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause future events to differ materially from the forward-looking statements in this press release, including, but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all; (ii) the risk that the transaction may not be completed by ITAQ’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by ITAQ; (iii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the business combination agreement by the shareholders of ITAQ and NXT, (iv) the risk that a large percentage of ITAQ’s public stockholders will exercise their redemption rights under ITAQ’s certificate of incorporation, (v) the risk that the net tangible book value of ITAQ after giving effect to the merger and any equity financing will be less than $5,000,001; (vi) receipt of certain governmental and regulatory approvals; (vi) the lack of a third-party valuation; (vii) the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement; (viii) the effect of the announcement or pendency of the transaction on NXT’s business relationships, performance, and business generally; (ix) the risk that NXT’s refinery construction costs and cost of debt will significantly exceeds NXT’s current estimates; (x) the risk that, following the Closing, NXT will not be able to raise the necessary funding, on acceptable terms, if at all, to complete construction of its proposed facilities or to cover its operating costs before NXT generates revenue; (xi) the risk of any delay in the construction of NXT’s facilities and that any delay in the completion of NXT’s Oregon refinery could delay the commencement of operations and the generation of revenue by NXT; (xii) the risk that NXT’s costs will be greater than anticipated and revenue will be less than anticipated; (xiii) risks that the transaction disrupts current plans and operations of NXT as a result; (xiv) the outcome of any legal proceedings that may be instituted against NXT, ITAQ or others related to the business combination agreement or the transaction; (xv) ITAQ’s ability to meet Nasdaq Global Markets listing standards at or following the consummation of the transaction; (xvi) NXT’s ability to recognize the anticipated benefits of the transaction, may be affected by a variety of factors, including changes in the competitive and highly regulated industries in which NXT operates, variations in performance across competitors and partners, changes in laws and regulations affecting NXT’s business and the ability of NXT and the post-combination company to retain its management and key employees; (xvii) the ability of NXT to implement business plans, forecasts, and other expectations after the completion of the transaction (xviii) the risk that NXT may fail to keep pace with rapid technological developments to provide new and innovative products or make substantial investments in unsuccessful new products; (xix) the ability to attract new customers and to retain existing customers in order to continue to expand; (xx) NXT’s ability to hire and retain qualified personnel; (xxi) the risk that the post-combination company experiences difficulties in managing its growth and expanding operations; (xxii) the risk that NXT will not meet the milestones for funding; (xxiii) the risk of product liability or regulatory lawsuits or proceedings relating to NXT’s business; (xxiv) cybersecurity risks; (xxv) the effects of COVID-19 or other public health crises or other climate related conditions, including wildfires, on NXT’s business and results of operations and the global economy generally; and (xxvi) costs related to the transaction. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of ITAQ’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, the registration statement on Form S-4 and the proxy statement/prospectus discussed above and other documents filed by ITAQ from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and NXT and ITAQ assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither NXT nor ITAQ gives any assurance that either NXT or ITAQ will achieve its expectations.

No Offer or Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the transaction and shall not constitute an offer to sell, or a solicitation of an offer to buy, the securities of ITAQ or NXT, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act, or exemptions therefrom.

Non-GAAP Financial Measures

This press release uses EBITDA, which is a Non-GAAP financial measure, to present the financial performance of NXT. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, NXT’s operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. We believe the Non-GAAP financial measures are useful to investors because such results provide insights into underlining trends in NXT’s business. The presentation of these measures may not be comparable to similarly titled measures of other companies’ reports. You should review NXT’s audited financial statements for the year ended December 31, 2021 and its unaudited financial statements for the nine months ended September 30, 2021, which will be included in the registration statement to be filed in connection with the proposed transactions.

Investor Contacts

Shannon Devine
MZ Group North America
203-741-8811
shannon.devine@mzgroup.us

Lisa Russell

Industrial Tech Acquisitions II, Inc.

713-599-1300

lisa@texasventures.com

Source: Industrial Tech Acquisitions II, Inc. and NXTCLEAN Fuels, Inc.

5